Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and between
PATRIOT CAPITAL FUNDING, INC.
and
PROSPECT CAPITAL CORPORATION

DATED AS OF AUGUST 3, 2009

i

INDEX OF DEFINED TERMS

	Section

1940 Act	3.4	(a)
Administrator	4.18
Agreement	Preamble
Alternative Proposal	6.10	(a)
Alternative Transaction	6.10	(a)
Articles of Merger	1.2
Bankruptcy and Equity Exception	3.3	(a)
Board Recommendation	3.3	(a)
Buyer	Preamble
Buyer Articles	1.6
Buyer Board	Recitals
Buyer Bylaws	1.6
Buyer Common Stock	1.4	(a)
Buyer Disclosure Schedule	Art. IV
Buyer DRIP	2.3	(d)
Buyer Regulatory Agreement	4.5	(b)
Buyer Requisite Regulatory Approvals	7.2	(d)
Buyer SEC Reports	4.5	(c)
Certificate	1.4	(d)
Certificate of Merger	1.2
Change of Recommendation	6.10	(e)
Change of Recommendation Notice	6.10	(e)(iv)
Claim	6.6	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	3.11	(a)
Company Board	Recitals
Company Bylaws	3.1	(b)
Company Certificate	3.1	(b)
Company Common Stock	1.4	(b)
Company Contract(s)	3.3	(b)
Company Disclosure Schedule	Art. III
Company Options	1.5	(a)
Company Preferred Stock	3.2	(a)
Company Regulatory Agreement	3.5	(b)
Company Requisite Regulatory Approvals	7.3	(d)
Company Restricted Shares	1.5	(b)
Company Restricted Stock Plan	1.5	(b)

v

INDEX OF DEFINED TERMS

	Section

Company SEC Reports	3.5	(c)
Company Securitization Documents	1.9
Company Stock Option Plan	1.5	(a)
Company Stock Plans	1.5	(b)
Company Stockholder Meeting	6.3
Confidentiality Agreement	6.2	(c)
Covered Employees	6.5	(a)
Delaware Secretary	1.2
DGCL	1.1
DOJ	6.1	(e)
Effective Time	1.2
Employees	5.2	(c)
Environmental Laws	3.24
ERISA	3.11	(a)
ERISA Affiliate	3.11	(a)
Exchange Act	3.5	(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4	(c)
Excluded Company Shares	1.4	(b)
Executive Officers	3.8	(b)
Expense Letter	8.3
Expense Reimbursement	8.4	(b)
FBR	3.7
Final Company Dividend	2.3	(c)
Form N-14	3.4	(a)
FTC	6.1	(e)
GAAP	3.1	(c)
Governmental Entity	3.4	(a)
HSR Act	3.4	(a)
Indemnified Parties	6.6	(a)
Insurance Amount	6.6	(c)
Intellectual Property Rights	3.16
Investment Adviser	4.18
IRS	3.10	(a)
Leased Properties	3.15
Letter of Transmittal	2.3	(a)
Liens	3.2	(c)
Loan Repayment	1.9

INDEX OF DEFINED TERMS

	Section

Make Whole Payment	8.4	(c)
Material Adverse Change	3.8	(a)
MDAT	1.2
Merger	Recitals
Merger Consideration	1.4	(c)
Merger Shares	1.4	(c)
MGCL	1.1
Option Value	1.5	(a)
Organizational Documents	3.14
Other Regulatory Approvals	3.4	(a)
Owned Properties	3.15
Per Share Dividend	1.4	(c)
Permitted Encumbrances	3.15
PCF	3.1	(c)
Proxy Statement	3.4	(a)
Real Property	3.15
Regulatory Agencies	3.5	(a)
Requisite Stockholder Approval	3.3	(a)
Sarbanes-Oxley Act	3.5	(c)
SEC	3.4	(a)
Securities Act	3.2	(a)
SRO	3.4	(a)
Subsidiary	3.1	(c)
Superior Proposal	6.10
Surviving Company	Recitals
Takeover Statutes	3.17
Tax(es)	3.10	(d)
Tax Return	3.10	(e)
Termination Fee	8.4	(a)
Third Party	6.10	(a)
Third Party Deposit	6.10	(c)
Voting Debt	3.2	(a)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2009 (this “Agreement”), by and between Patriot Capital Funding, Inc., a Delaware corporation (“Company”) and Prospect Capital Corporation, a Maryland corporation (“Buyer”).
WITNESSETH:
     WHEREAS, the boards of directors of the Company and Buyer (the “Company Board” and the “Buyer Board,” respectively) have determined that it is in the best interests of their respective companies and stockholders to consummate the merger provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), with Buyer as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
     WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for such purposes; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the General Corporation Law of the State of Maryland (the “MGCL”), at the Effective Time, the Company shall merge with and into Buyer and the separate corporate existence of the Company shall cease. Buyer shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland.
     1.2 Effective Time. Contemporaneously with the Closing, the Surviving Company shall file or cause to be filed (a) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), and (b) articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation (“MDAT”). The Merger shall become effective at the time (the “Effective Time”) set forth in the Certificate of Merger and Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges and powers of the Company and Buyer shall be vested in the Buyer as the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Buyer as the Surviving Company.
     1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder of any of the following securities:
          (a) each share of common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger;
          (b) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned by the Company, Buyer or any wholly-owned subsidiary of the Company or Buyer (the “Excluded Company Shares”) shall be cancelled and shall cease to exist and no Buyer Common Stock or other consideration shall be delivered in exchange therefor;
          (c) subject to Section 1.4(e), at the Effective Time each share of Company Common Stock other than the Excluded Company Shares shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of Buyer Common Stock equal to the result of (i) multiplied by (ii) (the “Exchange Ratio”), where (i) and (ii) are determined as follows:
(i)	= the result of:
(A)	4.0000 minus the Per Share Dividend,

divided by

(B)	10.0200
(ii)	= a fraction, the numerator of which is 21,584,251, and the denominator of which is the number of shares of Company Common Stock then outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Company Restricted Shares which vest or have vested prior to the Effective Time (including as a result of the transactions contemplated by this Agreement), as well as any shares of Company Common Stock issued pursuant to the declaration of a Final Company Dividend or that would have been issued pursuant to the declaration of a Final Company Dividend, but (in accordance with Section 6.11(c)(y)) were not issued by the Company prior to the Closing.
Notwithstanding the foregoing, fractional shares resulting from the application of the Exchange Ratio shall be paid in cash in the manner set forth in Section 2.3(g). For these purposes, the term “Per Share Dividend” shall mean the amount of cash (if any, and expressed in Dollar.Cent format but without regard to dollar sign) per share payable as part of a Final Company Dividend pursuant to Section 2.3(c). The aggregate shares of Buyer Common Stock to be so issued (the “Merger Shares”), together with any cash to be paid in lieu of fractional shares in accordance with Section 2.3(g), shall be referred to collectively as the “Merger Consideration;”
          (d) any share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive a proportionate share of the Merger Consideration into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(g), as well as any dividends to which former holders of Company Common Stock become entitled in accordance with Article II; and
          (e) if, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reclassification, stock dividend, stock split, reverse stock split, or other similar change and specifically excluding sales of Buyer Common Stock, sales of Buyer equity-linked securities, and issuance of Buyer Common Stock pursuant to Buyer’s dividend reinvestment plan or otherwise in lieu of a portion of any cash dividend declared by Buyer, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.
     1.5 Stock Options and Restricted Stock.
          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Patriot Capital Funding, Inc. Amended Stock Option Plan (the “Company Stock Option Plan”) that is outstanding immediately prior to the Effective Time (each, a “Company Option,” and collectively, the “Company Options”) shall be cancelled in exchange for the payment in cash to the holder thereof of $0.01 per share of Company Common Stock for which such Company Option is therein exercisable.
          (b) As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted under the Patriot Capital Funding, Inc. Employee Restricted Stock Plan (the “Company Restricted Stock Plan,” and together with the Company Stock Option Plan, the “Company Stock Plans”) that is outstanding at such time (collectively, the “Company Restricted Shares”) shall, in accordance with the terms of the grant agreements governing the Company Restricted Shares, become fully vested and all restrictions with respect to such Company Restricted Shares shall lapse. Immediately prior to the Effective Time (i) a number of shares of each holder described in the immediately preceding sentence shall be cancelled in exchange for the right of such holder to receive payment in cash (less all Taxes required to be withheld on account of the vesting event referred to in the immediately preceding sentence) of the cash value per share at that time of the Buyer Common Stock per share that would otherwise be reserved in the Merger such that such holder should receive in cash the minimum aggregate amount of federal, state and local Tax required to be withheld on the entire amount of such holder’s Company Restricted Shares; and (ii) the remaining number of Company

Restricted Shares held by each such holder shall participate in the Merger on the same basis as the other individual holders of Company Common Stock in accordance with Section 1.4(c). The Company shall, as of immediately prior to the Effective Time, withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of restrictions of Company Restricted Shares, which shall result in no net cash payment being made to any such holder in respect of such shares.
          (c) The Company and Buyer agree that prior to the Effective Time the Company Stock Plans shall be amended to terminate the Company Stock Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder, which shall be treated as set forth herein).
     1.6 Articles of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of Buyer (the “Buyer Articles”), as in effect immediately prior to the Effective Time, shall remain the articles of incorporation of Buyer as the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of the Buyer (the “Buyer Bylaws”), as in effect immediately prior to the Effective Time, shall remain the bylaws of Buyer as the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.
     1.7 Directors and Officers. Except as otherwise directed in writing by Buyer, the directors and officers of the Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors and officers of Buyer shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Company.
     1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for such purposes.
     1.9 Repayment of Outstanding Indebtedness. At the Effective Time, Buyer shall cause to be paid (i) the full amount of principal and accrued interest, and (ii) up to $1,350,000 with respect to any and all of the fees, costs, expenses, penalties and other amounts (collectively, the “Loan Repayment”) due and payable as of the Effective Time (including any such amounts that become due and payable as a result of the Merger and the consummation of the other transactions contemplated by this Agreement) under the Company Securitization Documents. For these purposes, the term “Company Securitization Documents” shall mean that certain Second Amended and Restated Loan Funding and Servicing Agreement by and among the Company, Patriot Capital Funding LLC I and the Lenders specified therein, together with the following agreements and arrangements entered into in connection therewith: (i) Agreement, Limited Consent and Amendment No. 1 to Second Amended and Restated Loan Funding and Servicing Agreement, dated as of July 9, 2009, entered into by and among Company, Patriot Capital Funding LLC I, and the Lenders and other parties specified therein and (ii) a letter agreement, dated as of July 9, 2009, by and between Patriot Capital Funding LLC I and Bank of Montreal regarding the early termination of certain interest rate swaps agreements. The Loan

Repayment shall occur in the manner reasonably required by the Lenders and other parties to whom any portion of the Loan Repayment is owed, and Buyer agrees to cooperate with, and take all such actions reasonably requested by, the Lenders and such other parties in connection therewith.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Exchange Agent. Prior to the Effective Time, Buyer shall appoint a bank or trust company reasonably acceptable to the Company, or Buyer’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Buyer shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Buyer Common Stock equal to the aggregate Merger Shares and (ii) deposit, or cause to be deposited with, the Exchange Agent sufficient cash to make the payments to holders of Company Common Stock described in Section 2.3(g) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer; provided, however, that no gain or loss thereon shall affect the amounts payable to former holders of Company Stock pursuant to Article I or Article II of this Agreement. Any interest or other income resulting from such investments shall be the sole property of Buyer.
     2.3 Delivery of Merger Consideration.
          (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Company Stock) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon delivery of such Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Certificate(s) in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to this Article II.
          (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, together with any dividends or distributions to which such holder is entitled pursuant to, this Article II.
          (c) Prior to the Closing Date, in the event that the Company has undistributed investment company taxable income (as defined in Section 852(b)(2) of the Code) or net capital gain (as defined in Section 1221(11) of the Code) for the Company’s short taxable year ending on the Closing Date, the Company shall declare a dividend, payable in cash or Company Common Stock or a combination thereof (the “Final Company Dividend”), to holders of Company Common Stock. The Final Company Dividend, together with all previous Company dividends with respect to the Company’s taxable year ending on the Closing Date, shall result in the Company distributing to the Company’s stockholders all of the Company’s undistributed investment company taxable income (as defined in Section 852(b)(2) of the Code) and all of the Company’s net capital gain (as defined in Section 1221(11) of the Code) for the Company’s taxable year ending on the Closing Date. If the Company determines it necessary to declare a Final Company Dividend, it shall notify Buyer at least ten (10) days prior to the Company Stockholder Meeting. In calculating its investment company taxable income (as defined in Section 852(b)(2) of the Code) for its taxable year ending on the Closing Date, the Company shall not deduct any loss with respect to its investment in the debt of any portfolio company as an ordinary loss, unless the Company has received an opinion of its counsel, Sutherland Asbill & Brennan LLP, the form and substance of which opinion shall be subject to the reasonable approval of the Buyer, substantially to the effect that, on the basis of the law in effect at the time the opinion is provided, and facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the time the opinion is provided, in the case of a loan originated by the Company, such loss should constitute an ordinary loss deduction for U.S. federal income tax purposes or in the case of a loan that is not originated by the Company, such loss will constitute an ordinary loss deduction for U.S. federal income tax purposes.
          (d) No dividends or other distributions declared with respect to Buyer Common Stock to stockholders of record on or after the Effective Time shall be delivered to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate; provided, however, that all dividends payable to record holders of Certificates in accordance with this Section 2.3(d) shall be payable in the form of shares of Buyer Common Stock in accordance with Buyer’s dividend reinvestment plan (the “Buyer DRIP”), which form of payment the holder shall be deemed to have elected. From and after the Effective Time, all dividends payable with respect to Merger Shares or Buyer Common Stock issued in lieu of a cash dividend in accordance with this Section 2.3(d) shall be issued in the form of Buyer Common Stock under the Buyer DRIP until such time, if any, as the relevant holder elects to “opt out” of the Buyer DRIP.
          (e) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the shares of Buyer Common Stock and cash in lieu of fractional shares of Buyer Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.
          (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, together with any distributions to which such holder is entitled in accordance with this Article II.
          (g) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Buyer Common Stock on The NASDAQ Stock Market as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
          (h) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time may be paid to Buyer. In such event, any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions in respect of each share of Buyer Common Stock such stockholder is entitled to, as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (i) the Company SEC Reports (as defined in Section 3.5(c) below) filed prior to the date of this Agreement, or (ii) the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Buyer prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained herein), the Company hereby represents and warrants to Buyer as follows:
     3.1 Corporate Organization.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the Company.
          (b) True, complete and correct copies of the certificate of incorporation of the Company, as amended and/or restated through the date hereof (the “Company Certificate”), and the bylaws of the Company, as amended and/or restated through the date hereof (the “Company Bylaws”), have previously been made available to Buyer.
          (c) The Company has no Subsidiary other than Patriot Capital Funding LLC I (“PCF”). PCF (i) is duly formed and validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the Company. The certificate of formation and operating agreement of PCF, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under United States generally accepted accounting principles (“GAAP”) and, in the case of the Company, Article 6 of the SEC’s Regulation S-X. Section 3.1(c) of the Company Disclosure Schedule contains a detailed calculation of the total amount of the Loan Repayment that would be due if the Loan Repayment were to be made on the date of this Agreement, recognizing that such calculation made as of the Closing Date may vary.
          (d) The minute books of the Company previously made available to Buyer contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2008 of its stockholders and Board of Directors (including committees of its Board of Directors); provided, however, that the Company has redacted such minutes to the extent necessary to omit any information concerning the potential strategic transaction involving or sale of the Company, the bidders therefor and any similar information of a confidential or sensitive nature (recognizing that complete minutes and records shall be in the possession of the Company at Closing).
     3.2 Capitalization. (a) The authorized capital stock of the Company consists of 49,000,000 shares of Company Common Stock, par value $0.01 per share, of which, as of the date of this Agreement, 21,584,251 shares, including all Company Restricted Shares, were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of the date of this Agreement, 633,750 Company Restricted Shares were issued and outstanding and subject to restrictions and no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 3,644,677 shares of Company Common Stock reserved for issuance in connection with Company Options under the Company Stock Option Plan that are outstanding as of the date of this Agreement, and (ii) 2,065,045 shares of Company Common Stock reserved for issuance under the Company Restricted Stock Plan. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Company Stock Plans as set forth herein, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company. As of the date of this Agreement, there are no contractual obligations of the Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (B) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).
          (b) Section 3.2(b) of the Company Disclosure Schedule includes a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option granted under the Company Stock Option Plan that were outstanding as of the date of this Agreement and the exercise price for each such Company Option. Other than the Company Options and Company Restricted Shares that are outstanding as of the date of this Agreement, no other equity-based awards are outstanding as of the date hereof.
          (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by The Company, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of The Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. Company Board has determined unanimously that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption at a duly held meeting of such stockholders, together with the recommendation of the Board of Directors that the stockholders approve and adopt this Agreement (the “Board Recommendation”) and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) except as would not, individually or in the aggregate, have a material adverse effect on the Company, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Company Contracts”).
     3.4 Consents and Approvals.
          (a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form N-14 (the “Form N-14”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form N-14, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Articles of Merger with MDAT, (iii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”), and the rules of The NASDAQ Stock Market, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, and (vi) compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder, no consents or approvals of or filings or registrations with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (the “Other Regulatory Approvals”) are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.
          (b) Except for (i) receipt of the Requisite Stockholder Approval, (ii) payment of the Loan Repayment and receipt of the relevant consents and releases under the Company

Securitization Documents, (iii) consents under Company Contracts, and (iv) matters covered in the immediately preceding Section 3.4(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.
     3.5 Reports; Regulatory Matters.
          (a) The Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with (i) The NASDAQ Stock Market, (ii) the SEC (other than the filing of the Company’s fidelity bond in accordance with Rule 17g-1 under the 1940 Act) and (iii) any SRO (collectively, and together with any other applicable regulatory authorities, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries (copies of any deficiency letter of the SEC and any correspondence relating thereto having been furnished to Buyer), no Regulatory Agency or other Governmental Entity has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. Since December 31, 2005, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved, or, to the Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Since December 31, 2005, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in the Company’s ordinary course of business).
          (b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2005 a recipient of any supervisory letter from, or since December 31, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Buyer or any of its Subsidiaries), or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
          (c) The Company has previously made available to Buyer an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by the Company to its stockholders since December 31, 2005 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as set forth in Section 3.5(c) of the Company Disclosure Schedule and except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
     3.6 Financial Statements.
          (a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
          (b) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditors and audit committee, a copy of which has previously been made available to Buyer. As of the date hereof, the Company has no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (c) Since December 31, 2005, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
          (d) Since December 31, 2005 (or such later date, if the Company only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2005), the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted in the Exchange Act, including Sections 12(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed the extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or PCF.
          (e) The Company has delivered to Buyer copies of any written notifications it has received to date since December 31, 2005 of a (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

     3.7 Broker’s Fees. Except for the fees of FBR Capital Markets & Co. (“FBR”), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement. A true, complete and correct copy of the arrangement between FBR and the Company shall be delivered to Buyer promptly following the Effective Time.
     3.8 Absence of Certain Changes or Events. (a) Since December 31, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change on the Company. As used in this Agreement, the term “Material Adverse Change” means, with respect to Buyer or the Company, as the case may be, a material adverse effect in (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Change” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industry in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party, (D) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which such party and its Subsidiaries operate, (E) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events (F) the public disclosure of this Agreement or the transactions contemplated hereby, (G) any legal proceedings made or brought by any of the current or former stockholders of such party (on their own behalf or on behalf of the such party) arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) any events of default under the Company Securitization Documents in addition to already existing events of default, (I) any changes in the liquidity position of Company that do not create material new liabilities for the Company (except to the extent that, with respect to such material new liability, Buyer has agreed to assume or fund such liability), or (J) relating to the matters set forth in Section 3.5(c) of the Company Disclosure Schedule, except, with respect to clauses (A), (B), (D) and (E), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
          (b) Since March 31, 2009, neither the Company nor any of its Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or contractual obligations existing as of the date hereof, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of March 31, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of the Company’s capital stock, to any Executive Officer or other employee or director, (iii) changed any financial accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance or (v) except for publicly disclosed ordinary dividends on the Company Common Stock and except for distributions by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company, made or declared any distribution in cash or kind to its stockholders or repurchased any shares of its capital stock or other equity interests.
     3.9 Legal Proceedings. (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject.
          (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Buyer or any of its Subsidiaries).
     3.10 Taxes and Tax Returns.
          (a) Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes shown thereon as due and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any Subsidiary for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries as described in the Company Disclosure Schedule). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service (the “IRS”) and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries.
          (b) Effective as of August 1, 2005, the Company made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a regulated investment company. The Company has qualified as a regulated investment at all times subsequent to August 1, 2005, and expects to qualify as such for its current taxable year ending on the Closing Date. At all times since August 1, 2005 the Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and will either (i) satisfy such distribution requirements for its current taxable year ending on the Closing Date or (ii) make a Final Company Dividend declaration as set forth in Section 2.3(c). For any taxable year commencing prior to August 1, 2005 during which the Company was not a regulated investment company, the Company has no outstanding Taxes for which it does not have reserves adequate under GAAP. The Company has no “earnings and profits” accumulated in any taxable year in which the Company was not a regulated investment company under Subchapter M of Chapter 1 of the Code.
          (c) PCF is classified (and at all times during its existence, has been classified) as a disregarded entity for federal tax purposes under Section 301.7701-3 of the Income Tax Regulations. On the Company Disclosure Schedule, the Company has provided a description of the nature of the business conducted by PCF and listed the assets held by PCF as of June 30, 2009.
          (d) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
          (e) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.
          (f) The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.
          (g) There are no limitations on the utilization of the built-in-losses, capital losses or other similar items of the Company and its Subsidiaries under Section 382, 384 or 269 of the Code (or any similar state, local or foreign law).

          (h) Neither the Company nor any Subsidiary has any liability for Taxes of any person or entity other than the Company or any Subsidiary (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract or otherwise.
          (i) There are no liens for Taxes upon the assets of the Company or any of the Subsidiaries, except for liens for Taxes not yet due and payable and liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.
          (j) Neither the Company nor any Subsidiary is or has been required to make any disclosure to the IRS pursuant to Section 6011 of the Code or Section 1.6011-4 of the Treasury regulations promulgated thereunder.
          (k) Neither the Company nor any Subsidiary is, or has been at any time since the date that is five years prior to the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
          (l) Neither the Company nor any Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.
     3.11 Employee Matters.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation or other paid time off, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, welfare benefit, fringe benefit, retirement or other similar plan, program, agreement, arrangement or commitment for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to, or required to be maintained or contributed to by the Company, any of its Subsidiaries or any Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, (each such person or entity, an “ERISA Affiliate”) (such plans, programs, agreements, arrangements and commitments, herein referred to as the “Company Benefit Plans”).
          (b) With respect to each Company Benefit Plan, the Company has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the summary plan description, (iii) the two (2) most recent annual reports, financial statements and/or actuarial reports, (iv) the most recent determination letter from the IRS, (v) the two (2) most recent Form 5500s required to have been filed with the IRS, including all schedules thereto and (vi) any related trust agreements or documents of any other funding arrangements.

          (c) (i) Each Company Benefit Plan has been administered in accordance with its terms in all material respects, (ii) all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, including Section 409A of the Code in all material respects, (iii) no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan, (iv) all contributions to, and payments from, the Company Benefit Plans have been made in accordance with the terms of the Company Benefit Plans, ERISA, the Code and all other applicable laws in all material respects, (v) in all material respects all reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed and (vi) there are no current or, to the Company’s knowledge, threatened investigations by any Governmental Entity, termination proceedings, or other claims by any Person (except routine claims for benefits) with respect to the Company Benefit Plans.
          (d) None of the Company Benefit Plans are pension benefit plans (within the meaning of ERISA) subject to Title IV of ERISA and no liability has been incurred by the Company or any ERISA Affiliate under Title IV of ERISA that has not been satisfied in full and no condition exists that presents a risk of such liability. No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides for healthcare benefits after termination of employment or service as a director, except as required by applicable law.
          (e) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in connection with any event) will (i) entitle any employee of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, except as set forth in Section 3.11(e)(i) of the Company Disclosure Schedule, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, except as set forth in Section 3.11(e)(ii) of the Company Disclosure Schedule, (iii) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments by the Company or its Subsidiaries under any of the Company Benefit Plans which would not be deductible by the Company or its Subsidiaries under Section 162(m) or Section 280G of the Code, except as set forth in Schedule 3.11(e)(iv) of the Company Disclosure Schedule.
          (f) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

          (g) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. (i) Each of the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices and (ii) there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
     3.12 Compliance with Applicable Law. The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to the Company or any of its Subsidiaries, except for such failures, non-compliance or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company.
     3.13 Certain Contracts. (a) Except as set forth in Section 3.13 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Surviving Company, or any of their respective Subsidiaries to any Executive Officer or employee of the Company or any of its Subsidiaries, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof or (iii) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement.
          (b) Except as set forth in Section 3.13 of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) the Company and each of its Subsidiaries and, to the Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) other than with respect to the Company Securitization Documents, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Company Contract. Other than with respect to the Company Securitization Documents, or as set forth in Section 3.13 of the Company Disclosure Schedule, there are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Contract.
          (c) Section 3.13 of the Company Disclosure Schedule sets forth each portfolio asset held by the Company and its Subsidiaries on June 30, 2009 together with the internal credit quality rating of such asset as of June 30, 2009, a notation of any such asset that is on non-accrual status as of June 30, 2009 or that is in default (whether payment or otherwise) and a statement as to the percentage of the aggregate unpaid principal amount of the indebtedness included in the Company’s total assets as of June 30, 2009 that have an internal credit quality rating of 4 or 5 as of June 30, 2009 or as to which one of the foregoing notations is made on such listing.
     3.14 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities (including any evidence of indebtedness) owned by it, free and clear of any Liens, except (a) for those Liens or restrictions arising under the Organizational Documents of the issuers of such securities, (b) to the extent such securities are pledged in connection with the Company Securitization Documents, (c) for restrictions on transferability arising under federal or state securities laws or (d) for Liens or restrictions which would not individually or in the aggregate be material with respect to the value, ownership or transferability of such securities. Such securities are valued on the books of the Company in accordance with GAAP and the 1940 Act in all material respects. For purposes of this Agreement, the term “Organizational Documents” shall mean, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer, and (vii) any amendment to any of the foregoing.
     3.15 Property. The Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets (excluding securities, which are addressed in Section 3.14 above) reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens relating to the Company Securitization Documents, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.
     3.16 Intellectual Property. The Company owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct its business as now conducted and as described in the Company SEC reports, except where the failure to own or possess such rights would not reasonably be expected to result in a material adverse effect on the Company; and the expected expiration of any of such Intellectual Property Rights would not result in a material adverse effect on the Company. To the Company’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees in violation of the rights of any persons, except to the extent that any such violation would not reasonably be expected to result in a material adverse effect on the Company.
     3.17 State Takeover Laws. The Company Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).
     3.18 Interested Party Transactions. Except as set forth in the Company SEC Documents, no event has occurred since December 31, 2008 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.
     3.19 Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     3.20 Opinion. The Company Board has received the opinion of FBR to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the Exchange Ratio set forth in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock; it being agreed that Buyer is not entitled to rely upon such opinion.
     3.21 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy

Statement and Form N-14, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     3.22 Undisclosed Liabilities. The Company and PCF do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and PCF included in the financial statements of the Company (or readily apparent in the notes thereto), and (ii) liabilities and obligations incurred in a commercially reasonable manner consistent with industry practice since the date of such balance sheet.
     3.23 Insurance. The Company and PCF maintain policies of insurance in such amounts and against such risks as are customary in the industries in which the Company and PCF operate. Except as would not be reasonably expected to have a material adverse effect on the Company, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the execution (but not the performance) of this Agreement.
     3.24 Environmental Matters. Except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property owned by the Company or its Subsidiaries seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws (collectively, “Environmental Laws”), pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as disclosed in (i) the Buyer SEC Reports (as defined in Section 4.5(c) below) filed prior to the date of this Agreement, or (ii) the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein, Buyer represents and warrants to the Company as follows:
     4.1 Corporate Organization. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on Buyer. True, complete and correct copies of the Organizational Documents of Buyer, as in effect as of the date of this Agreement, have previously been made available to the Company.
          (b) Buyer has no Subsidiary other than Prospect Capital Funding LLC. Prospect Capital Funding LLC (i) is duly formed and validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on Buyer.
     4.2 Capitalization. The authorized capital stock of Buyer consists of 100,000,000 shares of stock, initially consisting of 100,000,000 shares of Buyer Common Stock. As of the date hereof (a) 48,415,358 shares of Buyer Common Stock were issued and outstanding, and (b) no unissued shares of stock have been classified, and no previously classified but unissued shares of stock of any class or series have been reclassified, as preferred stock. As of the date of this Agreement, no shares of Buyer Common Stock were held in Buyer’s treasury. As of the date of this Agreement, no shares of Buyer Common Stock were reserved for issuance. All of the issued and outstanding shares of Buyer Common Stock have been (duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof). The Merger Shares, when issued as contemplated by this Agreement, (a) will be validly issued, fully paid, non-assessable and free preemptive rights, with no personal liability attaching to the ownership thereof and (b) will be issued in accordance with the requirements of the 1940 Act. As of the date of this Agreement, no Voting Debt of Buyer is issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, Buyer’s dividend reinvestment plan and stock repurchase plans entered into by Buyer from time to time, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer preferred stock, Voting Debt of Buyer or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer preferred stock, Voting Debt of Buyer or other equity securities of Buyer.

     4.3 Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Loan Repayment. The execution and delivery of this Agreement and the consummation of the transactions contemplated (including the Loan Repayment) hereby have been duly and validly approved by the Buyer Board and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the Loan Repayment. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer, enforceable against Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby (including the Loan Repayment), nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Organizational Documents of Buyer, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Buyer or any of its Subsidiaries, properties or assets or (B) except as would not, individually or in the aggregate, have a material adverse effect on Buyer, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
     4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form N-14, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the filing of the Articles of Merger with MDAT pursuant to the MGCL, (iv) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of The NASDAQ Stock Market, (v) any notices or filings that may be required under the HSR Act and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity, and no Other Regulatory Approvals are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Merger or the other transactions contemplated by this Agreement.
     4.5 Reports; Regulatory Matters.
          (a) Buyer and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with the

Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries (copies of any deficiency letter of the SEC and any correspondence relating thereto having been furnished to the Company), no Regulatory Agency or other Governmental Entity has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since December 31, 2005, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since December 31, 2005 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Buyer’s ordinary course of business).
          (b) Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 2005 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since December 31, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since December 31, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.
          (c) Buyer has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act since December 31, 2005 (the “Buyer SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Buyer to its stockholders since December 31, 2005 and prior to the date of this Agreement. No such Buyer SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
     4.6 Financial Statements.
          (a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) Neither Buyer nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (including any notes thereto) and for liabilities and obligations incurred in a commercially reasonable manner since the date of such balance sheet.
          (c) Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. These disclosures, if any, were made in writing by management to Buyer’s auditors and audit committee, a copy of which has previously been made available to the Company. As of the date hereof, there is no reason to believe that Buyer’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d) Since December 31, 2005, (i) neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Buyer Board or any committee thereof or to any director or officer of Buyer.
          (e) Since December 31, 2005 (or such later date, if Buyer only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2005), the principal executive officer and the principal financial officer of Buyer have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market. The principal executive officer and the principal financial officer of Buyer have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Buyer SEC Document filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted in the Exchange Act, including Sections 12(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Buyer nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed the extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of Buyer.
          (f) Buyer has delivered to the Company copies of any written notifications it has received to date since December 31, 2005 of a (i) “significant deficiency” or (ii) “material weakness” in Buyer’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.
     4.7 Broker’s Fees. Neither Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     4.8 Absence of Certain Changes or Events. Since December 31, 2008, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Change on Buyer.

     4.9 Legal Proceedings.
          (a) Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or to which any of their assets are subject that, if decided adversely to Buyer and its Subsidiaries, would have a material adverse effect on Buyer.
          (b) There is no judgment, order, injunction, decree or regulatory restriction other than those of general application that apply to similarly situated companies or their Subsidiaries imposed upon Buyer, any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries that has or could have a material adverse effect on Buyer.
     4.10 Taxes and Tax Returns. (a) Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Buyer nor any Subsidiary for which Buyer does not have reserves that are adequate under GAAP. Neither Buyer nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and its Subsidiaries). Neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Buyer or any of its Subsidiaries.
          (b) Effective as of April 16, 2004, the Buyer made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a regulated investment company. The Buyer has qualified as a regulated investment at all times subsequent to April 16, 2004, and expects to qualify as such for its current taxable year. For any taxable year commencing prior to April 16, 2004 during which the Buyer was not a regulated investment company, the Buyer has no outstanding Taxes for which it does not have reserves adequate under GAAP. The Buyer has no “earnings and profits” accumulated in any taxable year in which the Buyer was not a regulated investment company under Subchapter M of Chapter 1 of the Code.
          (c) Buyer and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

          (d) There are no limitations on the utilization of the built-in-losses, capital losses or other similar items of the Buyer and its Subsidiaries under Section 382, 384 or 269 of the Code (or any similar state, local or foreign law).
          (e) No Buyer or Subsidiary has any liability for Taxes of any person or entity other than the Buyer or any Subsidiary (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract or otherwise.
          (f) There are no liens for Taxes upon the assets of the Buyer or any of the Subsidiaries, except for liens for Taxes not yet due and payable and liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.
          (g) No Buyer or Subsidiary is or has been required to make any disclosure to the IRS pursuant to Section 6011 of the Code or Section 1.6011-4 of the Treasury regulations promulgated thereunder.
          (h) No Buyer or Subsidiary is, or has been at any time since the date that is five years prior to the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
          (i) No Buyer or Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.] [Under review
     4.11 Compliance with Applicable Law. Buyer and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Buyer or any of its Subsidiaries, except as would not, individually or in the aggregate, have a material adverse effect on Buyer.
     4.12 Reorganization; Approvals. As of the date of this Agreement, Buyer (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     4.13 Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form N-14, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Buyer and its Subsidiaries and other portions within the reasonable control of Buyer and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The

Form N-14 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
     4.14 No Financing Condition. Buyer has sufficient immediately available funds in cash or cash equivalents, or available under lines of credit in effect as of the date hereof, and at Closing will have sufficient immediately available funds in cash or cash equivalents, in each case as necessary to pay the full amount of the Loan Repayment and to perform its obligations with respect to the transactions contemplated by this Agreement.
     4.15 Undisclosed Liabilities. Buyer and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of Buyer and its Subsidiaries included in the financial statements of Buyer (or readily apparent in the notes thereto), and (ii) liabilities and obligations incurred in a commercially reasonable manner since the date of such balance sheet.
     4.16 Insurance. Buyer and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industries in which Buyer and its Subsidiaries operate. Except as would not reasonably be expected to have a material adverse effect on Buyer, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.
     4.17 Environmental Matters. Except as would not, individually or in the aggregate, have a material adverse effect on Buyer, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property owned by the Buyer or its Subsidiaries seeking to impose, or that are reasonably likely to result in, any liability or obligation of Buyer or any of its Subsidiaries arising under any Environmental Laws, pending or threatened against Buyer or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any material agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
     4.18 Investment Adviser and Administrator.
          (a) Prospect Capital Management LLC (the “Investment Adviser”) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Prospect Administration LLC (the “Administrator”) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. True, complete and correct copies of the Organizational Documents of Investment Adviser and Administrator, each as in effect as of the date of this Agreement, have previously been made available to the Company. Each of Investment Adviser and Administrator has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the Buyer.
          (b) Since the respective dates as of which information is given in the Buyer SEC Reports, except as otherwise stated therein, there has been no material adverse change in the operations, affairs or regulatory status of the Investment Adviser or the Administrator that would reasonably be expected to result in a material adverse effect on the Buyer.
          (c) The Investment Adviser is duly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 and is not prohibited by such act or the 1940 Act from acting as the investment adviser of Buyer under the Investment Advisory Agreement as contemplated by the Buyer SEC Reports. There does not exist any proceeding or, to the Buyer’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of the Investment Adviser with the SEC or the ability of the Investment Adviser to perform its obligations under the Investment Advisory Agreement.
          (d) There is no action, suit or proceeding or, to the knowledge of the Investment Adviser or the Administrator, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Buyer, threatened, against or affecting either the Investment Adviser or the Administrator, which is required to be disclosed in the Buyer SEC Reports or which would reasonably be expected to result in a material adverse effect on the Buyer.
          (e) The Investment Advisory Agreement has been duly authorized, executed and delivered by Buyer and Investment Adviser, is in full force and effect, and no party thereto is in default or breach of any of its obligations thereunder. The Administration Agreement has been duly authorized, executed and delivered by Buyer and Administrator, is in full force and effect, and no party thereto is in default or breach of any of its obligations thereunder. Each of the Investment Advisory Agreement and the Administration Agreement constitute valid and legally binding agreements of the Investment Adviser and the Administrator, respectively, subject to the Bankruptcy and Equity Exception.
          (f) Neither the Investment Adviser nor the Administrator is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Investment Adviser or the Administrator is a party or by which it or any of them may be bound, or to which any of the property or assets of the Investment Adviser or the Administrator is subject, or in violation of any law, statute, rule, regulation, judgment, order or decree, except for such violations or defaults that would not reasonably be expected to result in a material adverse effect on the Buyer.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, (a) the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, as such business is being conducted as of the date hereof, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, and (b) each of the Company and Buyer shall, and shall cause each of its respective Subsidiaries to, and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Buyer either to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.
     5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:
          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, other than in the ordinary course of business consistent with past practice, make any loan or advance or capital contribution to, or investment in, any person;
          (b) (i) adjust, split, combine or reclassify any of its capital stock;
          (ii) make, declare or pay any dividend, other than the Final Company Dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly-owned Subsidiaries);
          (iii) grant any stock options or restricted shares under any of the Company Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
          (iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options granted under the Company Stock Option Plan that are outstanding as of the date of this Agreement;
          (c) except as required under any Company Contract (other than those employment agreements listed on Section 3.11 of the Company Disclosure Schedule) or

Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of the Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees) or any other plan, agreement or arrangement which would be a Company Benefit Plan if in effect on the date hereof, (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans or (v) hire any employee or terminate the employment of any employee;
          (d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than pursuant to contracts in force at the date of this Agreement;
          (e) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Intellectual Property Rights;
          (f) make any material investment or loan (other than any unfunded commitments existing as of June 30, 2009) either by purchase of stock or securities or otherwise, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;
          (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (h) amend its charter or bylaws, or take any action to exempt any person or entity (other than Buyer or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;
          (i) (i) amend or otherwise modify or knowingly violate in any material respect the terms of, any Company Contract or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable law, other binding obligation of the Company or its Subsidiaries containing (A) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company to engage in any type of activity or business;
          (j) commence or settle any material claim, action or proceeding;
          (k) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (l) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
          (m) file or amend any Tax Return other than in the ordinary course of business, make or change any Tax election, or settle or compromise any Tax liability; or
          (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
     5.3 Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the Company, the stockholders of the Company or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (c) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (d) take any action that would be reasonably expected to prevent, materially impede or delay beyond the date set forth in Section 8.1(c) the consummation of the transactions contemplated by this Agreement or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3. Without in any way limiting the foregoing, in no event shall Buyer take any action, or permit the taking of any action, that will result in Buyer not having in cash or cash equivalents amounts, or available under Buyer Credit Facilities, sufficient to make the Loan Repayment at Closing.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters. (a) Buyer and the Company shall promptly prepare and file with the SEC the Form N-14, in which the Proxy Statement will be included as a prospectus. Each of Buyer and the Company shall use its reasonable best efforts to have the Form N-14 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
          (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties (including any unions, works councils or other labor organizations) and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Company and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
          (c) Each of Buyer and the Company shall, upon request, furnish, and cause its independent registered public accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form N-14 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
          (d) Each of Buyer and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.
          (e) Without in any way limiting the foregoing 6.1(a) through (d), the Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall, if and to the extent required, file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement. Each of Buyer and the Company shall (i) cooperate and coordinate with the other in the making of such filings (if required), (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) take all action reasonably necessary to cause the expiration or termination of any applicable waiting period under the HSR Act applicable to the Merger as soon as practicable. Each of the Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither the Company nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) The Company shall promptly (but in no event later than three (3) business days after the date of filing) provide Buyer with a copy of each Company SEC Report filed between the date hereof and the Effective Time. Each such Company SEC Report shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 3.5(c). Buyer shall promptly (but in no event later than three (3) business days after the date of filing) provide the Company with a copy of each Buyer SEC Report filed between the date hereof and the Effective Time. Each such Buyer SEC Report shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c). In the event that the Company Board determines in good faith that a restatement of any previously filed SEC Company Report is required, the Company agrees to first consult with Buyer regarding such filing, and the contents thereof, which, prior to filing, shall be reasonably acceptable to Buyer.
          (c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Nondisclosure Agreement entered into between the parties as of April 13, 2009 (the “Confidentiality Agreement”).
          (d) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
     6.3 Stockholder Approval. The Company shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger (the “Company Stockholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall, subject at all times to Section 6.10(e) and Section 8.1, use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 6.10(e) and Section 8.1, the Company Board shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement.
     6.4 Exchange Listing. Buyer shall provide The NASDAQ Stock Market with the notification required by Listing Rule 5250(e)(2) of The NASDAQ Stock Market no later than fifteen calendar days prior to the Effective Time and cause the shares of Buyer Common Stock issued in the Merger to be approved for listing on The NASDAQ Stock Market in accordance with the normal practices of The NASDAQ Stock Market.
     6.5 Employee Matters. (a) Subject to Section 6.5(d), following the Closing Date and for at least twelve months thereafter, Buyer shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are actively employed by the Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of the Administrator or the Investment Adviser.
          (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Buyer or any of its Subsidiaries (other than the Company or its Subsidiaries) or the Administrator or the Investment Adviser, Buyer shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Buyer or any of its Subsidiaries or the Administrator or the Investment Adviser, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time, and in each case only to the extent actually permissible under such employee benefit plan; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and provided further that any Covered Employee whose employment is retained by the Administrator or the Investment Adviser following the Closing Date shall not be credited for hours worked for the Company or its Subsidiaries during 2009 solely for purposes of determining the Covered Employee’s eligibility for participation in any profit sharing plans of the Administrator or the Investment Adviser during 2009, and (ii) with respect to any health, dental, vision plan or other welfare plan of Buyer or any of its Subsidiaries (other than the Company and its Subsidiaries) or the Administrator or the Investment Adviser in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to cause its third-party insurance providers to (x) waive any pre-existing condition limitations or eligibility waiting periods under such plan of Buyer or any of its Subsidiaries or the Administrator or the Investment Adviser with respect to such Covered

Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyer or any of its Subsidiaries or the Administrator or the Investment Adviser.
          (c) From and after the Effective Time, Buyer shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Buyer, each employment agreement listed on Section 3.11 of the Company Disclosure Schedule.
          (d) Nothing in this Agreement shall be construed to limit the right of Buyer or any of its Subsidiaries or the Administrator or the Investment Adviser (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan of Buyer or any of its Subsidiaries or the Administrator or the Investment Adviser, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Agreement be construed to require Buyer or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) or the Administrator or the Investment Adviser, to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date or at all. Without limiting the generality of Section 9.10, the provisions of this Agreement are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose and nothing herein shall provide a basis for any claim by any such employee.
     6.6 Indemnification; Directors’ and Officers’ Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable Organizational Documents), and any existing indemnification agreements set forth in Section 6.6 of the Company Disclosure Schedule, shall, notwithstanding that the separate corporate existence of the Company shall cease as of the Effective Time, survive the Merger as a contractual obligation of the Buyer as the Surviving Company and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Buyer pursuant to Section 6.7 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Buyer as the Surviving Company.
          (b) From and after the Effective Time, Buyer, as the Surviving Company in the Merger, shall to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7 hereof.
          (c) Buyer shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company through the purchase of so-called “tail” insurance (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Immediately prior to the Effective Time, the Company shall pay to Buyer the cost of obtaining such insurance for the entire six year period referred to above; provided, however, that if Company does not have sufficient funds to pay to Buyer all or any part of the cost of obtaining such insurance for the entire six year period referred to above or such funds are not sufficient to maintain such insurance for the entire six year period referred to above, then the Buyer shall be obligated to pay for, obtain and maintain such insurance. In connection with the foregoing, neither Company nor Buyer shall be required to expend in the aggregate for the entire six year period referred to above amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (“Insurance Amount”). If Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding sentence, Buyer shall obtain as much comparable insurance as is available for Insurance Amount.
          (d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Buyer’s sole expense, take all such necessary action as may be reasonably requested by Buyer.
     6.8 Advice of Changes. Each of Buyer and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Change on it, (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement or (iii) that would result in the conditions to closing set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
     6.9 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Buyer and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted thereunder.
     6.10 No Solicitation.
          (a) As used in this Agreement, (i) “Alternative Proposal” means any written proposal for a merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries or the stockholders of the Company or any of its Subsidiaries received by the Company from a third party (or group of persons) not affiliated with the Company or Buyer (a “Third Party”) that, if consummated, would constitute an Alternative Transaction, (ii) “Alternative Transaction” means any of (w) a transaction pursuant to which a Third Party, directly or indirectly, acquires or would acquire more than 75% of the outstanding shares of the Company or outstanding voting power or of any preferred stock that would be entitled to a class or series vote with respect to a merger or other reorganization involving the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving the Company, (y) any transaction pursuant to which a Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company or any of its Subsidiaries representing more than 75% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (z) any other consolidation, business combination, recapitalization or similar transaction of similar scope involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement; provided that, for purposes of Section 8.4, any transaction contemplated by clauses (x) or (z) shall be limited to transactions to which the Company is a party and in which the stockholders of the Company immediately prior to the consummation thereof (excluding for this purpose the holders of any shares of the Company issued after the date hereof) would not hold at least 66 2/3% of the total voting power of the surviving company in such transaction or of its publicly traded parent corporation and (iii) “Superior Proposal” means any Alternative Proposal made by a Third Party that (A) is legally binding on the Third Party but not on the Company, (B) is fully financed (including the payments required by Section 1.9) and contains no financing contingency or obligation to obtain consent from a lender or equity source, (C) contains no condition to closing materially more burdensome on the Company, or in the Company Board’s reasonable and good faith judgment (after consultation with its financial advisor and outside legal counsel) making it materially less likely that the conditions to the closing of such transaction would be satisfied than, the conditions to Closing set forth herein (with, for the avoidance of doubt, a condition for a vote of the Third Party’s shareholders on any matter being materially more burdensome and making it materially less likely that all conditions to such Alternative Proposal will be satisfied), and (D) which is otherwise on terms which the Company Board determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (I) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Company’s stockholders (after taking into account the payments required under Section 8.4 hereof) than the Merger and the other transactions contemplated hereby and (II) is reasonably certain of being completed.
          (b) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any Alternative Proposal or Alternative Transaction, (ii) participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction or (iii) enter into any agreement regarding any Alternative Proposal or Alternative Transaction. Without in any way limiting the foregoing, the Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyer) conducted heretofore with respect to any of the foregoing. the Company shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement.
          (c) Notwithstanding the foregoing Section 6.10(b), the Company Board shall be permitted, prior to the meeting of the Company stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by the Company from a Third Party, if and only to the extent that, and so long as (i) such Alternative Proposal is a Superior Proposal except for clause (A) of the definition of Superior Proposal (ii) such Alternative Proposal was not solicited by the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries in violation of Section 6.10(b), (iii) the Alternative Proposal is from a Third Party that is qualified to make such proposal, (iv) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law, (v) prior to the Company Board engaging in any such discussions or negotiations, the Third Party first enters into a confidentiality agreement with the Company on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, and (vi) the Third Party deposits with the Company a non-refundable cash deposit in an amount equal to the Termination Fee (the “Third Party Deposit”).
          (d) The Company shall notify Buyer promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, other than any such request that does not relate to an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company shall also provide Buyer 72 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(c), and from and after receipt of such notice the Company and its advisors shall negotiate in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that the proposed Alternative Proposal would no longer constitute a Superior Proposal.
          (e) Except as expressly permitted by this Section 6.10(e), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Company’s stockholders, (ii) take any public action or make any public statement in connection with the meeting of the Company stockholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Company Board may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:
          (i) it receives, prior to the date on which the stockholders of the Company have approved the Merger, an Alternative Proposal not solicited in any manner in violation of Section 6.10(b);
          (ii) the Company has not breached in any material respect any of the provisions set forth in Section 6.3 or this Section 6.10;
          (iii) it reasonably determines in good faith (after consultation with outside legal counsel and prior to the date on which the stockholders of the Company have approved the Merger), that in light of a Superior Proposal the failure to effect such

Change of Recommendation would cause it to violate its fiduciary duties to the Company stockholders under applicable law;
          (iv) Buyer has received written notice from the Company (a “Change of Recommendation Notice”) at least ten business days prior to such Change of Recommendation, which notice shall (1) state expressly that the Company has received a Alternative Proposal which the Company Board has determined is a Superior Proposal and that the Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a Change of Recommendation Notice at least two business days prior to a new Change of Recommendation; and
          (v) during any such notice period, the Company and its advisors has negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.
          (f) The Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or its Subsidiaries shall be deemed to be a breach of this Section 6.10 by the Company.
          (g) Nothing contained in this Section 6.10 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.
     6.11 Dividends. After the date of this Agreement, (a) the Company shall terminate promptly any feature of its dividend reinvestment plan providing for the issuance of shares by the Company, (b) each of Buyer and the Company shall coordinate with the other regarding the declaration of any dividends in respect of Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall receive the Final Company Dividend but not any other dividend from the Company for the quarter in which the Effective Time occurs, and (c) the Company shall take all appropriate and practicable steps to ensure, to the Buyer’s reasonable satisfaction, that (x) any Final Company Dividend shall be payable in cash or , except as provided in clause (y), Company Common Stock in accordance with IRS Revenue Procedure 2009-15, 2009-4 I.R.B. 356 (“Rev. Proc. 2009-15”), and (y) in the event that the Company declares but does not pay the Final Company Dividend prior to the Closing Date, then the valuation period for the Company Common Stock for purposes of Section 3(5) of Rev.Proc. 2009-15 shall end within five (5) business days prior to the Closing Date, subject to the clerical requirements of the stock transfer agent.

     6.12 Stockholder Litigation. The Company shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Buyer.
     6.13 Loss Information. Prior to the Effective Time, the Company shall deliver to the Buyer a schedule setting forth the net unrealized built-in gain, net unrealized built-in losses and capital loss carryforwards of the Company and each Subsidiary for all taxable years since the Company’s inception.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the Requisite Stockholder Approval.
          (b) Form N-14. The Form N-14 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form N-14 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
          (d) HSR Act. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.
          (e) No Litigation. There shall be no pending suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Buyer of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction or seeking to obtain from the Company or Buyer any damages that are material in relation to the Company and Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Buyer or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Buyer or any of their respective Subsidiaries, or to compel the Company, Buyer or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Buyer or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and Company Subsidiaries.
     7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
          (c) Federal Tax Opinion. Buyer shall have received the written opinion dated the Closing Date of Sutherland Asbill & Brennan LLP, the Company’s counsel, substantially to the effect that, on the basis of the law in effect at the Effective Time, and facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Buyer.
          (d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, and not otherwise addressed in Section 7.1, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”).
          (e) Pay-Off Letters. The Company shall have delivered to Buyer payoff letters from the Lenders under the Company Securitization Documents, in form and substance reasonably satisfactory to Buyer, with respect to the Company Securitization Documents.
          (f) Final Company Dividend. The Company shall have complied with Section 2.3(c) of this Agreement.
     7.3 Conditions to Obligations of Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.
          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
          (c) Legal Opinion. The Company shall have received the written opinion dated the Closing Date of Sutherland Asbill & Brennan LLP, the Company’s counsel, substantially to the effect that, on the basis of the law in effect at the Effective Time, facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Buyer.
          (d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, and not otherwise addressed in Section 7.1, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).
          (e) Payoff Letters. Buyer shall have taken such steps as reasonably requested by the Lenders under the Company Securitization Documents so as to provide for the making of the Loan Repayment contemplated by Section 1.9, effective as of the Effective Time.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval:
          (a) by mutual consent of the Company and Buyer in a written instrument authorized by the Company Board and Buyer Board;
          (b) by either the Company or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

          (c) by either the Company or Buyer, if the Merger shall not have been consummated on or before December 15, 2009 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
          (d) by either Buyer or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders at which a vote is taken on the Merger; or
          (e) by either the Company or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or
          (f) by Buyer, (i) at any time prior to receipt of the Requisite Stockholder Approval and within ten (10) Business Days after the Company Board shall have effected a Change of Recommendation, (ii) in the event that an Alternative Proposal structured as a tender or exchange offer for Company Common Stock is commenced by a Person unaffiliated with Buyer and, within ten (10) Business Days after the public announcement of the commencement of such proposed Alternative Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer or (iii) the Company shall have materially breached any of its obligations under Section 6.10, including by the Company Board approving, or authorizing the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal.
          (g) by the Company, in the event that
          (i) (A) the Company shall have received a Superior Proposal, (B) subject to the Company’s obligations under Section 6.10(e)(v), the Company Board or any authorized committee thereof shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (C) concurrently with the termination of this Agreement, the Company pays Buyer the Company Termination Fee contemplated by Section 8.4 and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

          (ii) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.10.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 shall survive any termination of this Agreement, and (ii) neither the Company nor Buyer shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.
     8.3 Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including, without limitation, all fees and expenses of any advisors to Buyer) shall, to the extent such funds are available to the Company, be paid by Company at the Closing immediately prior to the Effective Time. Notwithstanding the foregoing, in the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses; provided, that (a) the costs and expenses of printing and mailing the Proxy Statement shall be borne by Company, (b) all filing and other fees paid to the SEC in connection with the Merger shall be borne by Buyer, (c) the fees of any HSR filing shall be borne equally by the Buyer and Company, and (d) the terms of that certain letter agreement executed between Company and Buyer on July 7, 2009 (the “Expense Letter”) with respect to the payment of certain fees and expenses of Buyer on the terms and conditions set forth therein shall apply.
     8.4 Termination Fee; Expense Reimbursement; Make Whole Payments.
          (a) In the event that this Agreement is terminated pursuant to Section 8.1(f) or (g) then, provided that Buyer was not in material breach of its representations, warranties, covenants or agreements hereunder at the time of termination, the Company will pay to Buyer a fee in an amount equal to $3,200,000 (the “Termination Fee”).
          (b) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(d) or (e) then, provided that Buyer was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination, the Company will pay to Buyer such amounts owed in accordance with the terms and conditions of the Expense Letter (the “Expense Reimbursement”).

          (c) In the event that this Agreement is terminated pursuant to Section 8.1(d) or (e), and the Company pays to Buyer the Expense Reimbursement, but not the Termination Fee, and within one year from the date of such termination the Company enters into an agreement to consummate an Alternative Transaction, then the Company shall pay to Buyer an amount equal to (i) the Termination Fee, minus (ii) the Expense Reimbursement (the “Make Whole Payment”). For purposes of this Section 8.4(c) above, an “Alternative Transaction” shall be limited to an Alternative Transaction with respect to which the Company had negotiations prior to termination of this Agreement.
          (d) Payments of any amount under this Section 8.4 shall be payable to Buyer by wire transfer of immediately available funds as follows: (i) a Termination Fee or Expense Reimbursement shall be payable no later than two business days after the date on which this Agreement is terminated by Buyer and immediately prior to the time of termination by the Company, and (ii) a Make Whole Payment shall be due and payable within two business days after entry into an agreement with respect to the relevant Alternative Transaction, as determined in accordance with Section 8.4(c) above. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay a Termination Fee on more than one occasion, an Expense Reimbursement on more than one occasion or Make Whole Payment on more than one occasion, whether or not the relevant fee, reimbursement or payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
     8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).
     9.2 Standard. No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue, inaccurate or incorrect for purposes of Section 7.2(a) or 7.3(a), as applicable, under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would reasonably be expected to have a Material Adverse Change with respect to the Company or Buyer, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “material adverse effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.20, in the case of the Company, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a) and Section 3.10(b), in the case of the Company, and Section 4.8 and Section 4.10(b), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.
     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to the Company, to:
Patriot Capital Funding, Inc.
274 Riverside Ave.
Westport, CT 06880
Attention: Richard P. Buckanavage
Fax: (203) 227-5257
with a copy to:
Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Ave., NW

Washington, DC 20004
Attention: Harry S. Pangas, Esq.
Fax: (202) 637-3593
and
(b) if to Buyer, to:
Prospect Capital Corporation
10 East 40th Street
New York, NY 10016
Attention: Joseph A. Ferraro, Esq.
Facsimile: (212) 448-9652
with a copy to:
Skadden Arps
4 Times Square
New York, NY 10036
Attention: Richard T. Prins
Fax: (917) 777-2790
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Expense Letter, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     9.9 Publicity. Neither the Company nor Buyer shall, and neither the Company nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The NASDAQ Stock Market.
     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. Except as provided in Section 6.6 only, Buyer, Investment Adviser, Administrator and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.6 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          9.11 Remedies.
          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
          (b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement to be performed by Buyer was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Buyer of any of its respective covenants or obligations set forth in this Agreement, the Company shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Buyer hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.11(b), the Company shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11(b) shall require the Company to institute any proceeding for (or limit the Company’s right to institute any proceeding for) specific performance under this Section 9.11(b) prior or as a condition to exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.11(b) or anything set forth in this Section 9.11(b) restrict or limit the Company’s right to terminate this Agreement in accordance with Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
          (c) Notwithstanding anything to the contrary set forth herein, the parties hereto expressly acknowledge and agree that the remedies set forth in Section 8.4 shall be the sole and exclusive remedies available to the Buyer in the event this Agreement is terminated under Section 8.1(f) or (g). To the extent Buyer is entitled to receive the Termination Fee, Expense Reimbursement and/or Make Whole Payment, the receipt of such amounts shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyer or any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

     9.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PATRIOT CAPITAL FUNDING, INC.
By:
Name:
Title:

Signature Page

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROSPECT CAPITAL CORPORATION
By:
	Name:	M. Grier Eliasek
	Title:	President & Chief Operating Officer

Signature Page